Exhibit 99.1

Tesoro Corporation Announces Redemption of 6 1/4% Senior Notes Due 2012

SAN ANTONIO - September 24, 2012 - Tesoro Corporation (NYSE:TSO) has completed the redemption of all of its outstanding $299 million 6 1/4% Senior Notes due November 2012. On September 13, 2012, the Company priced $450 million 4 1/4% Senior Notes due 2017 and $475 million 5 3/8% Senior Notes due 2022. Net proceeds from that offering, expected to be completed on September 27, 2012, and cash on hand will be used to fund its cash tender offers for the repurchase of any and all of its outstanding 6 5/8% Senior Notes due 2015 and 6 1/2% Senior Notes due 2017.

The redemption of the 2012 notes and the refinancing of the 2015 and 2017 notes reduces interest expense, extends maturities and further strengthens Tesoro's balance sheet.

About Tesoro Corporation
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro Corporation's retail-marketing system includes over 1,375 branded retail stations, of which nearly 590 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements, see the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation, filed with the Securities and Exchange Commission. Tesoro Corporation undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro Corporation may become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702